                           PURCHASE AND SALE AGREEMENT

     THIS AGREEMENT, dated June 28, 1996, is made and entered into by and between CLOVELLY OIL CO., INC. ("Seller") and TIPPERARY OIL & GAS CORPORATION ("Buyer").

     1. BASIS OF AGREEMENT. Seller and Buyer are parties to that certain Joint Operating Agreement, dated May 15, 1992, by and between Tri-Star Petroleum Company, as Operator, and Seller, Buyer and others, as non-operators, relative to the development of the area known as the Comet Ridge Project, State of Queensland, Australia ("the Operating Agreement"). The Operating Agreement is attached hereto as Exhibit "A" and incorporated herein by reference for all purposes. Seller desires to sell a portion of its undivided interest which Seller owns or has the right to acquire in the following described Assets to Buyer, and Buyer desires to purchase a portion of the undivided interest which Seller owns or has the right to acquire in the following described Assets from Seller, all in accordance with the terms and conditions of this Purchase and Sale Agreement ("the Agreement").

     2. AS SETS TO BE PURCHASED AND SOLD. Subject to the terms set forth in this Agreement, and the assumption of the obligations undertaken by Buyer in this Agreement, including without limitation those set forth in Paragraph 8 below, Seller agrees to sell to Buyer and Buyer agrees to buy from Seller the following interests credited to Seller under the "Percentage Interest of the Parties" in paragraph 3 of Exhibit "A" to the Operating Agreement, to wit:

                                 B.                         C.
              A.           In Leasehold               In Acquisition,
              In         Ownership & Lease         Drilling, Development,
          Production     Operating Expenses       Workover & Capital Costs
             (%)                (%)                         (%)

Before Project Payout:

          13.2890625          14.765625                    15.750000

After Project Payout:

          11.3400000          12.600000                    12.600000

in and to the following described Assets, all subject to the terms and conditions of the Operating Agreement:

     (a) Seller's undivided interest in and to, and/or the right to acquire an undivided interest in and to, the Authority to Prospect hereto (the "ATP") listed and described on Exhibit "B" attached hereto, and on Exhibit "B" attached to the

          Operating Agreement, and any extension, renewal or replacement of the ATP, howsoever denominated;

     (b) Seller's undivided interest in and to, and/or the right to acquire an undivided interest in and to the oil, gas and mineral licenses or leases listed and described on Exhibit "B" attached hereto (the "Leases") and any oil, gas and mineral licenses or leases issued in the future covering acreage described by the ATP or any extension, renewal or replacement of the ATP;

     (c) Seller's undivided interest in and to the wells listed and described on Exhibit "C" attached hereto (the "Wells"), including all formations and depths within or below the wellbore, whether or not presently productive;

     (d) Seller's undivided interest in and to all personal and mixed property located on the lands covered by the ATP and Leases and used in operations conducted on same, whether located on or off the wellsites, the Leases or the ATP;

     (e) Seller's undivided interest in and to, and/or the right to acquire an undivided interest in and to, all permits licenses or leases, servitudes, rights-of-way, easements, pipeline licenses and any other tenements or similar rights associated with the ATP and Leases and/or operation of the ATP and Leases;

     (f) Seller's undivided interest in and to, and/or the right to acquire an undivided interest in and to, any and all gas purchase and sale agreements, crude purchase and sale agreements, leases of equipment or facilities and any and all other agreements and rights which are (i) appurtenant to the ATP, Leases or Wells, or (ii) used or held for use in connection with the ownership or operation of the Wells or with the production, treatment, sale or disposal of water, hydrocarbons or associated substances produced, used or disposed of in connection with the Wells, ATP or the Leases;

     (g) To the extent of the interest purchased and sold, Seller's contract rights under the Operating Agreement, of any nature whatsoever, including, but not limited to, all choses-in-action, whether or not presently owned by or vested in Seller; and

     (h) To the extent of the interests purchased and sold, any and all of Seller's other right, title or interests of any nature whatsoever under the provisions of the Operating Agreement, including but not limited to any tax benefits or tax deductions under the laws of Australia, the State of Queensland or any municipality thereof, whether or not presently accrued, owned by or vested in Seller.

          The rights and interests described in paragraphs (a) through (h) above are collectively referred to in this Agreement as "the Assets".

     3. PURCHASE PRICE AND CLOSING. The Purchase Price for the Assets shall be Six Million Ninety-two Thousand One Hundred and no/100 ($6,092,100) Dollars (the "Purchase Price"). The sale shall be completed at a closing (the "Closing") to be held in the office of Seller, 650 Poydras Street, Suite 2350, New Orleans, Louisiana 70130, on or before June 28, 1996 (the "Closing Date"). At the Closing, Seller shall deliver to Buyer a fully executed Assignment in the form attached hereto as Exhibit "D". The Purchase Price, less Ten Thousand and no/100 ($10,000.00) Dollars previously paid by Buyer to Seller, the receipt and sufficiency of which is hereby acknowledged, shall be paid to Seller by certified or cashier's check made payable to the order of Clovelly Oil Co., Inc., Taxpayer Identification No.47-0552306.

     4. THE EFFECTIVE DATE. The Effective Date hereof, for all purposes, shall be July 1, 1996, at 7:00 a.m., Greenwich Mean Time Plus Ten, Brisbane Australia.

     5. POST CLOSING ADJUSTMENTS. Within sixty (60) days after the Closing, the parties shall undertake to agree with respect to the adjustments or payments that were not finally determined as of the Closing, and the amount due from Buyer or Seller, as the case may be, pursuant to the PostClosing adjustment. Seller shall provide Buyer access to such of Seller's records as may be reasonably necessary to a determination of Post-Closing adjustments. Payment by Buyer or Seller shall be made in immediately available funds within five (5) days of agreement. If the Post-Closing adjustment has not been agreed upon within the time period set forth herein, either party may seek to enforce any rights it claims hereunder.

     6. MUTUAL REPRESENTATIONS AND WARRANTIES. Each party hereto represents and warrants to the other that:

          a. It is a corporation duly organized, validly existing and in good standing under the laws of the State of its incorporation;

          b. It has all authority necessary to enter into this Agreement and to perform all its obligations hereunder;

          c. Its execution, delivery and performance of this Agreement and the transactions contemplated hereby will not: (i) violate or conflict with any provision of its Certificate of Incorporation, By-Laws or other governing documents; (ii) result in the breach of any term or condition of, or constitute a default or cause the acceleration of any obligation under any agreement or instrument to which it is a party or by which it is bound; or (iii) violate or conflict with any applicable judgment, decree, order, permit, law, rule or regulation, state or federal, of the United States of America;

          d. This Agreement has been duly executed and delivered on its behalf, and at the Closing all documents and instruments required hereunder will have been duly executed and delivered. This Agreement, and all such documents and instruments shall constitute legal, valid and binding obligations enforceable in accordance with their respective terms, except to the extent enforceability may be affected by bankruptcy, reorganization, insolvency or similar laws affecting creditors rights generally; and

          e. No legal or administrative proceeding is pending or threatened that would prohibit it from entering into or consummating this Agreement.

7.   SELLER'S REPRESENTATIONS AND WARRANTIES.

          a. Seller agrees to convey, assign and transfer the undivided interest in the Assets to be purchased by Buyer without warranty of title, express or implied, not even for return of the purchase price, except that Seller shall agree to warrant and defend title to the interests and properties against every person claiming an interest therein by, through and under Seller, but not otherwise. This limited warranty of title shall expire two years from the anniversary date of the sale unless Buyer shall have furnished Seller with written notice, with reasonably full particulars, of its objection to title on or before the second anniversary of the Effective Date of the sale.

          b. Seller represents that the interests which Buyer shall receive shall include production from each well located on the ATP and Leases in an amount which is not less than the percentage net revenue interest set forth in Paragraph 2 above. In addition, Seller represents that the interest to be conveyed, assigned and transferred to Buyer shall not require Buyer to bear a greater percentage of costs and expenses than the percentage working interest set forth in Paragraph 2 above.

          c. To the best of its knowledge, Seller represents that the interest in Assets to be purchased by Buyer are free and clear of all liens, judgments, mortgages and other burdens or encumbrances.

          d. To the best of its knowledge, Seller represents that title to undivided interest in the Assets to be purchased by Buyer has not been forfeited under the terms of any Joint Operating Agreement covering said interests and that it is not in arrears with respect to any joint interest billing account.

          e. Seller agrees to transfer to Buyer the full right of subrogation to enforce the covenants and warranties, if any, which Seller is entitled to enforce against Seller's predecessors in title to the subject interest in the Assets to be purchased by Buyer hereunder.

     8. BUYER'S PLUGGING AND ABANDONMENT OBLIGATIONS. Notwithstanding any provision to the contrary, to the extent of the interest purchased and sold, Buyer agrees to accept full responsibility for and all costs associated with the plugging and abandonment of all existing and subsequently drilled wells on the Assets, and the removal of all existing and subsequently installed pipelines to or from the Assets.

     9.   ALLOCATION OF LIABILITY AND INDEMNIFICATIONS.

               a.   DEFINITIONS.

                    The term "ASSUMED LIABILITIES" shall mean and include:

                    (i)   All costs, expenses, liabilities and
          obligations assumed or otherwise agreed to be paid by Buyer pursuant to the terms of this Agreement; and

                    (ii) All costs, expenses, liabilities, claims and obligations arising out of, in connection with, or resulting directly or indirectly from the ownership or operation of the Assets, arising out of or resulting directly or indirectly from the ownership or operation of the Assets, but excluding Retained Liabilities, insofar as such claims relate to periods of time subsequent to the Effective Date.

                    The term "RETAINED LIABILITIES" shall mean and include:

                    (i)   All costs, expenses, liabilities and
          obligations assumed or otherwise agreed to be paid by Seller pursuant to the terms of this Agreement;

                    (ii) All costs, expenses, liabilities, claims and obligations (except plugging and abandonment related costs, expenses, liabilities, claims and obligations attributable to the interest sold) arising out of, in connection with or resulting directly or indirectly from production or sale of hydrocarbons attributable to the Assets, insofar as such claims relate to periods of time prior to the Effective Date; and

                    (iii) All legal fees charged to the joint account and attributable to the interests purchased and sold hereunder prior to the Effective Date.

               b.   LIABILITIES.   Buyer agrees to assume, pay, perform,
     fulfill, discharge and be liable for all Assumed Liabilities, and Seller agrees to retain, pay, perform, fulfill, discharge and be and remain liable for all Retained Liabilities.

               c. SELLER'S INDEMNITY. SELLER AGREES TO DEFEND, INDEMNIFY AND HOLD HARMLESS BUYER, ITS OFFICERS, DIRECTORS, AGENTS AND
     EMPLOYEES, OR ANY OF THEM, FROM AND AGAINST ANY AND ALL LOSSES, CLAIMS, SUITS, CONTROVERSIES, LIABILITIES AND EXPENSES (INCLUDING, WITHOUT LIMITATION, COURT COSTS, REASONABLE EXPENSES OF LITIGATION AND REASONABLE ATTORNEY'S FEES) ARISING DIRECTLY OUT

     OF SELLER'S OWNERSHIP OR USE OF THE INTEREST IN THE ASSETS TO BE PURCHASED HEREUNDER; PROVIDED, HOWEVER, THAT THIS INDEMNITY SHALL BE LIMITED TO THOSE CLAIMS, RIGHTS, DEMANDS AND CAUSES OF ACTION ARISING FROM ACTIVITY OCCURRING PRIOR TO THE EFFECTIVE DATE OF THE SALE.

               d. BUYER'S INDEMNITY. BUYER AGREES TO DEFEND, INDEMNIFY AND HOLD HARMLESS SELLER, ITS OFFICERS, DIRECTORS, AGENTS AND EMPLOYEES, OR
     ANY OF THEM, FROM AND AGAINST ANY AND ALL LOSSES, CLAIMS, SUITS, CONTROVERSIES, LIABILITIES AND EXPENSES (INCLUDING, WITHOUT LIMITATION, COURT COSTS, REASONABLE EXPENSES OF LITIGATION AND REASONABLE ATTORNEY'S
     FEES) ARISING DIRECTLY OUT OF BUYER'S OWNERSHIP OR USE OF THE INTEREST IN THE ASSETS TO BE SOLD HEREUNDER; PROVIDED, HOWEVER, THAT THIS INDEMNITY SHALL BE LIMITED TO THOSE CLAIMS, RIGHTS, DEMANDS AND CAUSES OF ACTION ARISING FROM ACTIVITY OCCURRING ON OR AFTER THE EFFECTIVE DATE OF THE SALE.

     10. CONDITION OF THE ASSETS. Prior to the Closing, Buyer shall have the right to make an inspection of the Assets prior to the Closing. BUYER UNDERSTANDS AND AGREES THAT THE PERSONAL PROPERTY INCLUDED IN THE ASSETS IS SOLD "AS IS" AND "WHERE IS" WITH ALL FAULTS AND DEFECTS. WITHOUT RECOURSE BY BUYER, ITS SUCCESSORS AND/OR ASSIGNS, AGAINST SELLER AND WITHOUT COVENANT, REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED OR STATUTORY WHATSOEVER; AND WITHOUT LIMITATION OF THE GENERALITY OF THE IMMEDIATELY PRECEDING CLAUSE, SELLER EXPRESSLY DISCLAIMS AND NEGATES (A) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE AND/OR TITLE TO THE ASSETS AND (B) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY. BUYER HEREBY RELEASES SELLER FROM ANY AND ALL LIABILITY WITH RESPECT TO THE CONDITION OF THE PERSONAL PROPERTY INCLUDED IN THE ASSETS, WHETHER OR NOT CAUSED BY SELLER'S SOLE OR PARTIAL NEGLIGENCE AND WAIVES ITS RIGHT TO RECOVER FROM SELLER ANY DAMAGES, CLAIMS, FINES, PENALTIES OR EXPENSES, THAT MAY IN ANY WAY BE CONNECTED WITH THE PHYSICAL CONDITION OF THE PERSONAL PROPERTY INCLUDED IN THE ASSETS, WHETHER NOW KNOWN OR UNKNOWN.

     11. REVIEW AND INSPECTION OF THE ASSETS. Prior to the Closing, Buyer shall have the right to perform due diligence review and inspection of the Assets. Seller shall make available, both before and after Closing, to Buyer all information and data relating to the Assets as they may have and as reasonably requested by Buyer, including, but not limited to the following
(a) financial and accounting records; (b) production, engineering, geological and geophysical data and reports for the Leases; (c) copies of engineering, geological and geophysical studies, subject to any license and non-disclosure requirements; (d) copies of seismic data across any of the Leases (subject to any license restriction and non-disclosure requirements); (e) title records, including, but not limited to, copies of the Leases; (f) material and relevant information concerning pending litigation (excluding information subject to attorney-client or attorney work product privilege); (g) regulatory compliance; (h) contracts between Seller and third parties with regard to the Assets; and (i) all permits and licenses pertaining to the Assets. Nothing contained in this paragraph shall obligate Seller to take any action or expend any money to acquire anything for Buyer which Seller does not already have in its possession. Seller does not represent that it has all of the above referenced material in its possession, nor does Seller warrant the accuracy of any such material. Buyer agrees that the burden of due diligence to satisfy itself as to the status of these matters by other means if Seller does not possess the listed material shall be upon Buyer.

     12.  WAIVER.   Seller and Buyer certify that they are not "Consumers"
within the meaning of the Texas Deceptive Trade Practices - Consumer Protection Act, Subchapter E of Chapter 17, Sections 17.41, et seq., of the Texas Business and Commerce Code, as amended (the "DTPA"). The parties covenant, for themselves and for and on behalf of any successors and assignees, that if the DTPA is applicable (a) the parties are "business consumers" hereunder, (b) each party hereby waives and releases all of its rights and remedies thereunder (other than Section 17.555, Texas Business and Commerce Code) as applicable to the other party and its successors, and (c) each party shall defend and indemnify the other from and against any and all claims, demands, or causes of action of or by that party or any successor or any of its affiliates based in whole or in part on the DTPA, arising out of or in connection with the transaction set forth in this Agreement.

                          WAIVER OF CONSUMER RIGHTS

          PURCHASER WAIVES ITS RIGHTS UNDER THE DECEPTIVE TRADE PRACTICES - CONSUMER PROTECTION ACT, SECTION 17.41 ET SEQ., BUSINESS & COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. AFTER CONSULTATION WITH AN ATTORNEY OF PURCHASER'S OWN SELECTION, PURCHASER VOLUNTARILY CONSENTS TO THIS WAIVER.

    13. NOTICES. All communications required or permitted under this Agreement shall be in writing and any communication or delivery hereunder shall be deemed to have been fully made if actually delivered, or if mailed by registered or certified mail, postage prepaid, return receipt requested, to the address as set forth below:

               SELLER

               Clovelly Oil Co., Inc.
               650 Poydras Street
               Suite 2350
               New Orleans, Louisiana 70130
               Attention: Richard G. Pfister

               Telephone:  (504) 522-7496
               Telecopier: (504) 523-6302


               BUYER

               Tipperary Oil & Gas Corporation
               533 Seventeenth Street
               Suite 1550
               Denver, Colorado 80202
               Attention:  David L. Bradshaw
               Telephone:  (303) 293-9379
               Telecopier: (303) 292-3428

     14. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING, HOWEVER, ANY PROVISION OF TEXAS LAW THAT WOULD REOUIRE THE APPLICATION OF THE LAW OF A DIFFERENT JURISDICTION.

     15. GOVERNMENTAL APPROVALS. Subsequent to the Closing, Seller agrees to cooperate fully with Buyer in obtaining any desired consents or approvals of the Government of Australia, or any State thereof, including the taking of any steps necessary to seek the consent or approval of any transfer into Seller of any part of the interests in the Assets acquired hereunder, together with the execution of any document necessary, in the judgment of Buyer, or its counsel, to obtain any such consent or approval.

     16. FURTHER ASSURANCES. Incidental and subsequent to Closing, each of the parties shall execute, acknowledge, and deliver to the other such further instruments (including any stamp duty or other form necessary for, or incident to, the notation or transfer to Buyer of any title or interest in either the Assets or the Operating Agreement), and to take such other actions as may be reasonably necessary to carry out the provisions of this Agreement.

     17. EXPENSES. Whether or not the transactions contemplated by this Agreement are consummated, each of the parties hereto shall pay its own fees and expenses incident to the negotiation, preparation and execution of this Agreement, including attorneys' and accountants' fees.

     18. EXISTING RELATIONSHIP. Seller and Buyer are co-working interest owners in the Assets. As a result of this relationship, Buyer acknowledges that it is thoroughly familiar with the condition of the interests and properties to be sold to it, and that it has extensive and personal knowledge of all operations which have been conducted by the working interest owners on and with respect to the interests and properties which are the subject of this Agreement.

     19. ANNOUNCEMENTS. Seller and Buyer shall consult with each other prior to the release of any press releases and other announcements concerning this Agreement or the transactions contemplated hereby.

     20. ARBITRATION. Seller and Buyer agree that all disputes or disagreements arising under the terms of this Agreement or arising with respect to any obligations assumed by the parties hereto shall be submitted to binding arbitration subject to the rules of the American Arbitration Association, except as to the choice of arbitrators. The arbitrators shall be chosen by each party choosing an arbitrator who shall select a third arbitrator. If the chosen arbitrators fail to agree on a third arbitrator, either party may petition any state District Court in Midland County, Texas, to select a third arbitrator.

     21. EXHIBITS. The exhibits to this Agreement are incorporated herein by reference.

     22. SUCCESSORS AND ASSIGNS. The terms, covenants and conditions hereof bind and inure to the benefit of Buyer and Seller and their successors and assigns.

     23. CONFLICTS. In the event of a conflict between this Agreement and the terms and conditions of the Operating Agreement, the provisions of this Agreement shall prevail. In all other respects, this Agreement shall supersede all prior agreements regarding the subject matter hereof, whether written or oral.

     24. SURVIVAL. The covenants, obligations, indemnities, representations and warranties included in this Agreement shall survive the Closing and remain actionable thereafter.

     25. PRODUCT OF NEGOTIATION. This Agreement is the product of negotiation between Buyer and Seller. No fiduciary duty owed by Buyer and Seller in any prior agreement between Buyer and Seller shall apply to the process of negotiation of this Agreement.

     IN WITNESS WHEREOF, this Agreement has been executed by the parties before the undersigned competent witnesses as of the date first written above.

WITNESSES:                             SELLER:

                                       CLOVELLY OIL CO., INC.
/s/ Leisa S. Smith
------------------------------

/s/ Lisa C. Spizale
------------------------------         By: /s/ Richard G. Pfister
Richard G. Pfister                         ----------------------------------
                                               RICHARD G. PFISTER
                                       Its: President

                                       BUYER:

                                       TIPPERARY OIL & GAS
                                       CORPORATION
/s/ Leisa S. Smith
------------------------------

/s/ Lisa C. Spizale
------------------------------         By: /s/ David L. Bradshaw
                                           ------------------------------------
                                               DAVID L. BRADSHAW
                                       Its: President






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